Exhibit 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 26, 2015, with respect to the consolidated financial statements of Lone Star NGL LLC included in the Annual Report of Regency Energy Partners LP on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Regency Energy Partners LP on Forms S-3 (File No. 333-201030, File No. 333-197549, File No. 333-194799, File No. 333-185179, File No. 333-174578, and File No. 333-169307), on Form S-4 (File No. 333-192184) and on Forms S-8 (File No. 333-178573, File No. 333-167082, and File No. 333-140088).

/s/ GRANT THORNTON LLP
Dallas, Texas
February 26, 2015